InterNotes

Free Writing Prospectus Filed Pursuant to rule 433 Registration No. 333-109310

CFC InterNotes: A Bright Idea

What are CFC InterNotes?

CFC InterNotes are CFC's latest entry into the retail securities market. Quite simply, they are unsecured senior debt obligations of CFC that will typically be offered to individual investors on a weekly basis.

What debt ratings will CFC InterNotes carry?

They carry an A2 rating by Moody's, an A rating by Standard & Poor's, and an A rating by Fitch. These are among the top three ratings these agencies provide. (CFC's ratings are subject to change, so please check the CFC Web site for the most recent ratings.)

How are CFC's InterNotes offerings structured?

CFC InterNotes will generally be offered at par in $1,000 increments. Maturities can range from as little as nine months to as much as 30 years. Bonds can be offered at both a fixed and floating rate.

Interest payments will be made on a monthly, quarterly or semi-annual basis, with payments and maturities occurring on the 15th of the month.

CFC will have the option to issue its InterNotes on either a callable or non-callable basis. "Non-callable" means that CFC does not have the right to return the investor's principal and retire the note prior to the maturity date.

In addition, CFC InterNotes will contain a "survivors' option" which will allow the estate to put the bonds back to the issuer in case of death. This option is included at no extra charge.

Why is CFC issuing InterNotes?

CFC InterNotes allow us to raise capital at attractive funding levels while also allowing us to diversify our investor base even further, giving us greater access to the retail market. It's also a great opportunity for our members' members to invest in the rural electric industry and in CFC, the premier lender to the industry.

Where can I find a prospectus on CFC InterNotes?

This publication does not constitute an offer of, or an invitation to purchase, any securities in any jurisdiction in which such offer or invitation would be unlawful. To view a prospectus, you can download one from the Investors section of our Web site.

Where can I purchase CFC InterNotes?

CFC InterNotes are designed for individual investors and can be purchased from more than 400 dealers nationwide. CFC InterNotes are underwritten by Banc of America Securities and by Incapital LLC. For more information on how and where to purchase CFC InterNotes, visit www.internotes.com.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents NRUCFC has filed with the SEC for more complete information about the issuer and this offering. You can get a free copy of documents by visiting www.nrucfc.coop or at www.sec.gov.